Exhibit 15.1

The Board of Directors and Shareholders

Gulf Island Fabrication, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-46155) pertaining to the Long-Term Incentive Plan and the Registration Statement (Form S-8 No. 333-88466) pertaining to the 2002 Long-Term Incentive Plan, of our report dated July 27, 2004, relating to the unaudited condensed consolidated interim financial statements of Gulf Island Fabrication, Inc. included in its Form 10-Q for the quarter ended June 30, 2004.

/s/ Ernst & Young

New Orleans, Louisiana

July 27, 2004